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                                                                  Exhibit (a)(3)

                               MERIDIAN FUND, INC.

                             ARTICLES SUPPLEMENTARY
                          INCREASING AUTHORIZED SHARES

      Meridian Fund, Inc., a Maryland corporation having its principal office in Maryland at c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

      SECOND: The Board of Directors, pursuant to resolution duly adopted at a regular meeting of the Corporation's Board of Directors on September 10, 2003 and pursuant to Section 2-208.1 of the Maryland Corporation Law, authorized the appropriate Officers of the Corporation to take such action as necessary to increase the number of authorized shares of common stock of the Corporation to one billion (1,000,000,000), all of which have a par value of one tenth of one cent ($0.01) per share, having an aggregate par value of ten million dollars ($10,000,000.00).

      THIRD: Immediately before the nine hundred and twenty-five million (925,000,000) increase in the aggregate number of authorized shares as set forth in Article SECOND hereto, the Corporation was authorized to issue seventy-five million (75,000,000) shares of common stock, all of which had a par value of one tenth of one cent ($0.01) per share, having an aggregate par value of seven hundred and-fifty thousand dollars ($750,000.00).

      Of those seventy-five million (75,000,000) shares, fifty million (50,000,000) shares were classified as shares of the series of common stock previously established and designated as "Meridian Value Fund," and twenty-five million (25,000,000) shares were classified as shares of the series of common stock previously established and designated as "Meridian Growth Fund."

      FOURTH: Following the authorization of the one billion (1,000,000,000) shares referred to in Article SECOND, the total outstanding shares of the Corporation's common stock, all of which have a par value of one tenth of one cent ($0.01) per share, having an aggregate par value of ten million dollars ($10,000,000.00), are classified as follows:

      (a) five hundred million (500,000,000) shares are classified as shares of the series of common stock previously established and designated as Meridian Value Fund; and

      (b) five hundred million (500,000,000) shares are classified as shares of the series of common stock previously established and designated as Meridian Growth Fund;

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      The summary and restatement of the total outstanding shares of the
Corporation's common stock in this Article FOURTH has not otherwise changed the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemptions of such classes of shares.

      FIFTH: The Board of Directors of the Corporation increased the total number of shares of common stock the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law, and has classified such shares pursuant to Section 2-105(a) of the Maryland General Corporation Law and the Corporation's Articles of Incorporation.

      SIXTH: The Board of Directors has duly authorized the filing of these Articles Supplementary.

      IN WITNESS WHEREOF, MERIDIAN FUND, INC. has caused these Articles Supplementary to be executed by its President and attested by its Secretary on this October 14, 2004. The President of the Corporation who signed these Articles Supplementary hereby acknowledges in the name and on behalf of said corporation to be the corporate act of the Corporation, and states under the penalties of perjury that to the best of his knowledge, information and belief, the matters and facts relating to approval hereof are true in all material respects.

                                        MERIDIAN FUND, INC.

                                        By: /s/ Richard F. Aster, Jr.
                                            -------------------------
                                        Richard F. Aster, Jr.
                                        President

ATTEST:

/s/ Gregg B. Keeling
--------------------------
Gregg B. Keeling Secretary